SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 3, 2008 (February 29, 2008)

Orbitz Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the resignation of David Weiss from the Board of Directors (the “Board”) of Orbitz Worldwide, Inc. (the “Company”) discussed in Item 5.02 below, the Company notified the New York Stock Exchange (the “NYSE”) on February 29, 2008 that it was not in compliance with Section 303A.07 of the NYSE Listed Company Manual, which requires a company listing with the NYSE in connection with an initial public offering to have an audit committee comprised of at least two independent members within 90 days of listing.  The Company has been advised that it will receive a written notice of noncompliance from the NYSE as a result of its current failure to have two independent members on the Audit Committee.

The Company has commenced a search for a director who would be eligible under NYSE and Securities and Exchange Commission rules to fill the vacancy on the Audit Committee caused by Mr. Weiss’s departure.  Upon appointing an eligible director to the Audit Committee, the Company will regain compliance with the NYSE’s corporate governance listing standards.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2008, Mr. Weiss resigned from the Board effective immediately.  Mr. Weiss also served as Chairman of the Audit Committee and was a member of the Compensation Committee.  Mr. Weiss advised the Company that his decision to resign was not caused by any disagreement relating to the Company’s financial statements, operations, policies or practices.

The Company has commenced a search for a replacement director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

March 3, 2008	By:	/s/ James P. Shaughnessy
Name: James P. Shaughnessy
		Title:	Senior Vice President and General
Counsel